Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-267659 and 333-258165 on Forms S-8 of Northeast Community Bancorp, Inc. of our report dated June 13, 2024, relating to our audits of the financial statements and supplemental schedule, which appears in this Annual Report on Form 11-K of the NorthEast Community Bank Employees’ Savings & Profit-Sharing Plan and Trust for the year ended December 31, 2023.

Cranberry Township, Pennsylvania

June 13, 2024

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH
2009 Mackenzie Way• Suite 340	2100 Renaissance Blvd.• Suite 110	980 National Road	511N. Fourth Street
Cranberry Township, PA 16066	King of Prussia, PA 19406	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C., d/b/a S.R. Snodgrass, A.C. in West Virginia

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